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                                                                      Exhibit 99

                             Kaiser Ventures, Inc

                                 July 11, 2001
                          Stockholder Conference Call
                               Prepared Remarks

Jim Verhey, Executive Vice President & CFO:

Hello everyone, and welcome to our Kaiser Ventures conference call. Let's go ahead and have everyone sign on, then we'll get right to our topic.

                      (Pause for Participants to sign on)

In the next 30-45 minutes, Rick Stoddard, Kaiser's Chairman and CEO, will explain our decision to convert "Kaiser Ventures Inc." to "Kaiser Ventures LLC," a Delaware limited liability company, and why we believe it benefits our stockholders. I will then briefly explain the tax ramifications of the conversion of Kaiser Ventures Inc. to Kaiser Ventures LLC, and then our outside counsel, Ted Guth, of Guth | Christopher in Los Angeles, will tell you how it's all going to work. After that, you'll get a chance to ask questions. By the way, for your convenience, we will post the text of these prepared remarks in the Investor Relations section of our website. After the call, you can go to: kaiserventures.com.

Before we begin, I need to make the usual but important legal disclaimers:

Except for the historical statements and discussions, our comments today constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should not put undue reliance on forward-looking statements. We will have an obligation to update and disclose any material developments related to information disclosed in our Proxy Statement/Prospectus, however, we are not undertaking any obligation to update or revise any forward-looking statements that are or may be affected by developments which we do not deem material. When used in today's comments, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which will be identified in our Proxy Statement/Prospectus. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will

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probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, those that will be discussed under "Risk Factors" in our Proxy Statement as well as those discussed in other places in our filings with the SEC. For example, our actual results could materially differ from those projected because of our inability to complete the anticipated sale of our Eagle Mountain landfill project; litigation, including, without limitation, claims relating to Eagle Mountain and pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, including asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits; and/or general economic conditions in the United States and Southern California. Should one or more of these risks, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, we cannot give any assurances that the forward-looking information contained in these statements will, in fact, transpire.

In addition, I must remind you that the information presented in this conference call is summary in nature and does not provide all of the important information with respect to the conversion proposal. Once the date of the stockholders' meeting is set, we will mail a Proxy Statement to the address of record for each of our stockholders. That Proxy Statement will contain important information about the conversion proposal, and our stockholders should carefully review the Proxy Statement, and the documents which it references, before voting with respect to the conversion proposal. The Proxy Statement and related exhibits will also be available for free at the SEC's website http://www.sec.gov.
                                                     -------------------

Finally, nothing said in this investor conference call constitutes an offer to sell, or a solicitation of an offer to buy, any shares of Kaiser Ventures Inc. common stock or Kaiser LLC Class A Units, nor shall there be any offer to sell or any sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.

Now that we have that out of the way, Rick will spend a few minutes taking a look back on where we've come from and on what we are accomplishing.... Rick....

Rick Stoddard, Chairman & CEO:

Thanks, Jim and good afternoon everyone. 13 years ago, when we opened the book on the so-called "assets" left over from the bankruptcy of Kaiser Steel Corporation, the story wasn't very encouraging. We were looking at miles of

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scarred and blighted land in the Mojave Desert; an old, crumbling mill site with big environmental problems; and some water rights that no one understood or wanted. Today, we're nearing the end of our story. We've turned those undervalued and underutilized assets into real value for you, our stockholders. And for the past 18 months, we've been delivering that value back to you.

 .  In November 1999, we completed the sale of our stock in International
   Speedway Corporation. From our 1995 joint venture with Penske Motorsports, we were able to realize--in 4 years--more than $93 million in cash. This was done by converting 500 acres of the old abandoned Fontana Mill Site property into a world-class racing facility--The California Speedway.

 . In August 2000, we closed the sale of about 588 acres of the former mill site to CCG Ontario for $16 million--and that included its assumption of virtually all its environmental liabilities estimated at $24 million. We also agreed to sell our last 37 acres of the mill site property to The California Speedway Corporation for nearly $4 million.

 . In December 2000, we distributed $2-per-share to our stockholders, which was treated as a return-of-capital for tax purposes.

 .  In March 2001, we completed the sale of our stock in Fontana Union Water
   Company to the Cucamonga County Water District for $87.5 million, plus approximately $2.5 million in accrued lease payments for a total of $90 million. This followed nearly $45 million of essentially triple-net payments over the last ten years.

Our primary remaining assets after these transactions are:

 . An 80% interest in the Eagle Mountain Landfill project which we have agreed to sell to the Los Angeles County Sanitation District for $41 million. If the conditions to the sale are satisfied and the $41 million is released from escrow, we would receive approximately $32 million (plus interest). However, even if the sale conditions are satisfied, no cash would likely be received for the next three or four years;

 . A 50 percent interest in the West Valley MRF, which is performing even better now since the expansion from 2000 tons per day to 3500 tons per day has been completed; and

 .  The balance of our property (approximately 5,400 acres) near Eagle Mountain.

Of course, we also own a variety of other less material assets--including Lake Tamarisk and so forth, and must still deal with some other liabilities.

Over the years, we faced many challenges: we lost key partners, endured an economic and real estate recession; several major legal setbacks, and a 6-year drought. I know I speak for everyone involved when I tell you that developing

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these assets was a real challenge.  The pace of our efforts swung from one extreme to another, alternating between tremendous accomplishment and agonizing paralysis. With a lot of persistence, we have delivered value to our stockholders. And today, as we enter our final chapter, we do so with a great deal of satisfaction.

So, what are we proposing?

As you know, we have spent the last several months closing the Fontana Union Company stock sale and exploring the most advantageous way to distribute cash to our stockholders. We have now concluded that the best approach is to convert Kaiser from a "corporation" to a "limited liability company." To accomplish this conversion, Kaiser Ventures Inc. would merge into a recently formed limited liability company, and be known as "Kaiser Ventures LLC." In the merger, our stockholders will receive $10 a share in cash and one Class A Unit in Kaiser LLC for every share of Kaiser Ventures Inc. common stock they now hold. Therefore, each stockholder's interest in Kaiser Ventures Inc. (on a fully diluted basis) would be converted into a proportionate interest in Kaiser Ventures LLC.

Why are we doing this?

Converting Kaiser into a limited liability company will permit us to recognize a tax loss from MRC this year, distribute significant cash to our stockholders on a tax advantageous basis, to avoid the double taxation generally imposed on future corporate income distributed to investors and to deal more expeditiously with our remaining assets.

More specifically, by converting to an LLC before December 31, Kaiser will save an estimated $10.5-$12.0 million in taxes in 2001 by capturing the significant tax losses associated with MRC. (Our actual tax savings can only be determined after the merger.) These tax savings mean that we can increase the cash distributed to our stockholders by almost $2.00 per share. In addition, a conversion should mean that most of our stockholders will be able to offset their tax basis against the distribution, with only the difference taxed at capital gains rates. A regular dividend would have been approximately $2.00 less and would have been taxable at ordinary income rates for most of our stockholders, since the "return of capital" approach used for our distribution last December is no longer available.

What will the conversion mean to our stockholders if approved?

First, our stockholders will get $10 in cash on a tax-advantaged basis.

Second, Kaiser will operate as a limited liability company rather than a corporation. As simply as I can state it, a limited liability company is like a corporation for legal liability purposes, but like a partnership for tax purposes. Kaiser would exist under an operating agreement instead of a certificate of

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incorporation and bylaws, although we have based the terms of that agreement on our current charter documents. You'll see a copy of this agreement attached to the proxy statement and prospectus that will be filed with the Securities and Exchange Commission.

Third, our common stockholders (on a fully diluted basis) would own all of the Class A Units of the new LLC. (The LLC will have a limited number of non-voting Class B Units, which will be held by three former managers of MRC. The Class B Units' only economic interest would be approximately 2% of any principal portion of the sales price received by MRC on the sale of the Eagle Mountain landfill project. If we don't move forward with the conversion, these MRC executives will receive the same payments under a bonus plan.)

Fourth, Kaiser's assets and liabilities would remain the same, except that our cash position would be reduced by the approximately $66 million in cash distributed to Kaiser's stockholders in the conversion.

Fifth, the conversion would allow us to continue our efforts to sell the remaining assets expeditiously without having to solicit more proxies in the future.

Sixth, the management team would remain the same, although we expect staff reductions to continue as we sell our remaining assets.

Finally, to get the tax benefits, we will be required to place certain restrictions on transferring the Class A Units. The IRS requires that they not be traded on a primary or secondary market. We expect to allow private negotiated transactions on a limited basis as long as they do not become the substantial equivalent of such markets.

Now, let me tell you about the other options we considered...

 .  We could have sold Kaiser to a third party.
 .  We could have liquidated Kaiser.
 .  We could have paid a cash dividend of somewhat less than $10 per share.
 .  Or we could have repurchased our shares in the market or through a tender.

Let's take them one at a time...

Ideally, we would have liked to have sold Kaiser to a third party, as long as the price--and the timing--were right. We needed an acceptable offer with appropriate financial backing that would have closed in 2001--but, unfortunately, we didn't get any.

Liquidation offered no significant benefits over conversion. In fact, it would have resulted in a slightly higher tax risk for everyone. Using a liquidating trust

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generally requires showing that it is not carrying on any active businesses and that its assets are expected to be completely distributed in two or three years. While there are clearly exceptions to these rules, the fact that we anticipate holding the West Valley MRF, an active business, for an undetermined period and don't currently expect to receive the purchase price for MRC for 3 or 4 years, could negatively affect our ability to implement a straight liquidation option. In addition, we also considered the potential difficulty of assigning some of our rights in certain critical contracts and agreements to a liquidating trust.

What about just paying a cash dividend? Doing so would have allowed Kaiser to continue in its current form, but it would have brought significantly worse tax consequences for the corporation and its stockholders. Our taxes in 2001 would have been significantly higher and this would have reduced the amount of any cash dividend. And, from most stockholders' point of view, the dividend would have been taxed as ordinary income, since the "return of capital" approach used for our distribution last December is no longer available. In addition, after making the cash dividend, Kaiser might not continue to meet the Nasdaq listing requirements and might not trade as freely. All in all, a dividend was not a very attractive option.

Finally, a share repurchase would also have allowed Kaiser to continue in its current form, but would have had significantly worse tax consequences for both Kaiser and its stockholders. Kaiser would incur higher taxes in 2001, reducing the cash available for a repurchase. Second, a share repurchase would be treated as a dividend (with higher tax rates and less ability to use the tax basis for our stockholders), except for those individual stockholders who participate on a "disproportionate basis" (i.e., their relative percentage interest in Kaiser declined by at least 20%). Since we believed that most of our stockholders would participate in any repurchase, this test would have been difficult to meet.

So, looking forward, what do we see after the conversion?

First, our overall strategy will remain the same. We will continue to try to maximize the future cash distributed to Kaiser stockholders as quickly as possible. To achieve this goal, we will seek to do the following:

 . First, complete the sale of the landfill project at the Eagle Mountain Site and to resolve the related outstanding federal land exchange litigation. Even if the sale is completed in 2001, we do not expect to receive any cash from the sale until the related litigation matters are resolved favorably, which may take another 3 to 4 years;

 . Second, reduce the risk to Kaiser from outstanding environmental and other similar types of liabilities. In this regard, we have recently purchased an insurance policy to assist in minimizing these types of environmental liabilities;

 . Third, continue to hold our 50% interest in West Valley MRF, which pays cash distributions to Kaiser, until an acceptable sale price can be obtained;

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 .  Fourth, sell miscellaneous assets such as surplus property and mineral interests in Southern California; and

 .  Fifth, further reduce general and administrative expenses.

Our success in realizing these goals will, of course, determine the ultimate value of the Class A Units. As members of Kaiser LLC, Kaiser's stockholders would receive their proportionate share of any future cash distributions resulting from the successful sales of Kaiser's remaining assets. The amount and timing of any future cash distributions by Kaiser LLC will depend on many factors, including (among others) the sale of the Eagle Mountain landfill project, the ability of Kaiser to operate and ultimately to sell its 50% interest in the West Valley MRF and the impact of Kaiser's other assets, liabilities, and operating expenses. Although MRC has entered into a contract to sell the Eagle Mountain landfill, this sale is subject to very significant conditions; even if these conditions are satisfied, no cash would likely be received by Kaiser for three or four years. In addition, we have not received any offer for the West Valley MRF, and any ultimate value is therefore uncertain. However, if we meet our goals with respect to our other assets and liabilities, and if we use a net cash contribution of $10 to $15 million for the West Valley MRF, Kaiser LLC could be able to distribute approximately an additional $8.00 - $10.00 in cash per Class A Unit over the next three to four years. This would bring the projected total distributions, including the $2.00 distribution last December and the $10.00 distribution as part of the conversion, to the equivalent of $20-22 per share.

     This estimate is subject to substantial contingencies, which could significantly raise or lower the actual future distributions. Kaiser's Proxy Statement will contain a list of major known potential risks. In evaluating the proposal, stockholders should consider time value of money as well as the various risks which will be described in the Proxy Statement, including the operational and market risks for the West Valley MRF and the risk that the sale of the Eagle Mountain landfill project may not close. In addition, the value of the Class A Units may be affected by other matters, including (among others) discounts for restrictions on liquidity and minority interest.

And now, let's hear from Jim Verhey, again, who will elaborate on the tax ramifications....

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Jim Verhey:

Thank you Rick. Since a significant portion of the benefits associated with the conversion of Kaiser from a corporation to a limited liability company relate to taxes, both at the Kaiser corporate level and the stockholder level, we thought it would be worthwhile to summarize for you the major federal income tax ramifications of that conversion for Kaiser Ventures Inc. and its stockholders and for Kaiser Ventures LLC and its members. However, my remarks are only a summary and each stockholder is strongly encouraged to carefully read the income tax information to be provided in the Proxy Statement and Prospectus and, more importantly, to consult their own tax advisors with respect to these and other tax consequences to them of the conversion proposal.

Consequences to Kaiser Ventures Inc.


Upon the conversion, Kaiser Ventures Inc. will recognize gain or loss equal to the difference between the fair market value of its assets (less any related liabilities) and the adjusted tax basis of those assets. Our independent appraiser has given us a preliminary indication that the fair market value of our assets is less than our net tax basis in those assets. Based on this valuation, and assuming the conversion proposal is completed, we estimate that Kaiser Ventures Inc. will pay a total of only between $3.0 and $6.0 million in income taxes for 2001, most of which will be state income taxes. You will recall that the sale of our Fontana Water Company shares in March 2001 generated over $82.0 million in net cash to Kaiser although it had a tax basis of less than $1.0 million.

However, the actual value of our assets must be based on the situation on the actual date of the conversion, and this could vary from the preliminary indication of value. If the final valuation differs from preliminary data, the tax savings of Kaiser Ventures Inc. expected as part of the conversion would be affected, perhaps materially. You should also be aware that the Internal Revenue Service will not be bound by our valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

Consequences to Kaiser Ventures Inc. Stockholders

Most of our stockholders should recognize gain or loss at capital gains rates equal to the difference between the tax basis in each of their shares of Common Stock and the sum of the fair market value of the consideration they receive per share of Common Stock in the merger.

Based upon the preliminary valuation of a Class A Unit at $1.45 per unit, stockholders of Kaiser Ventures Inc. should generally pay taxes on any excess of the estimated $11.45 in value received per share of Common Stock in the merger over the tax basis in each of their shares of Common Stock. However, as noted above, the relevant value will be that on the date of the conversion,

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which could vary from the preliminary indication of value. We would be obligated to report the final appraised value to its stockholders not later than the end of January 2002. However, the Internal Revenue Service will not be bound by the independent valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

Consequences to Kaiser Ventures LLC and its Members

Provided that the transfer restrictions imposed on the Class A Units satisfy certain requirements, Kaiser Ventures LLC will be treated like a partnership for federal tax purposes and will not pay federal income tax on its operations going forward. Instead, Kaiser Ventures LLC's income, losses and credits will be allocated among the holders of Class A Units (and to a limited degree, the Class B holders) for inclusion in their individual income tax returns. As a result, there will only be a single level of federal income tax on future income of Kaiser.


This concludes my brief federal income tax issue summary. However, as I indicated at the beginning of my presentation, this is only a summary of federal income tax issues and each stockholder is strongly encouraged to carefully read the income tax information to be provided in the Proxy Statement and Prospectus and, more importantly, to consult their own tax advisors with respect to the tax consequences to them of the conversion proposal.

Rick Stoddard:

Thank you, Jim. And now, our outside counsel, Ted Guth, will tell us how the process of conversion works...Ted?

Ted Guth, Partner, Guth | Christopher LLP:

Thanks, Rick. The first step will be to submit a proxy statement and prospectus to the Securities and Exchange Commission. After the SEC's review, including any changes Kaiser must make in response to their comments, Kaiser will then mail the proxy statement and prospectus to its stockholders for their consideration of the conversion proposal. The proxy statement and prospectus will also be posted on Kaiser's website at "kaiserventures.com". After the SEC's review, Kaiser will schedule a stockholders' meeting, probably some time this fall. A majority of outstanding shares of Common Stock of Kaiser Ventures Inc. must vote in favor of the conversion proposal for it to be approved. If the conversion proposal is approved, we expect the merger of Kaiser Ventures Inc. into Kaiser Ventures LLC to occur within days. In the conversion, each share of currently outstanding Kaiser common stock would be automatically converted into the right to receive $10 in cash and one Class A Unit.

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Rick Stoddard:

Thank you, Ted. Now, if you have any questions, please introduce yourself and ask them.

                             (End of Presentation)

Operator: Yes. Today's question-and-answer session will be conducted electronically. If you'd like to ask a question you may do so by pressing the star key, followed by the digit one on your touch-tone telephone. Once again, that is star, one for a question. And we'll pause a moment to assemble the roster.

     Our first question comes from Paul Sonkin with Hummingbird Value Fund.

Paul Sonkin: Hi. I guess I have two questions. One, how close are you to filing the preliminary proxy statement? Could you give us an estimate is that going to be days, weeks?

Jim Verhey:  We would anticipate filing that within about a week.

Paul Sonkin: OK. And then for Kaiser Ventures, LLC I don't have the financial statements in front of me for Kaiser Ventures but if those entities are generating a profit the members might have to pay taxes even though we might not be getting cash distributions. I guess how do you plan on

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     handling that?  Is it -- is it a breakeven operation, is it generating losses? Would you make distributions to match how much income tax we would have to pay?

Rick Stoddard:  Paul, that's a very good question.  Our general observation going forward after the conversion is for tax purposes the income and loss would generally be a breakeven situation. To the extent it's not we obviously will watch that and be cognizant of the cash implications
     involved.   However, the gain will flow through on the sale of the assets, particularly the collection of the $41 million in a sale of the MRF for example. At that point in time, obviously, we would have received the cash from the asset sale at the same time the gain would flow through and we believe those will match up nicely.

Paul Sonkin:  Got you.  OK.  Thank you very much.

Jim Verhey:  Thank you.

Operator:  Our next question comes from Aaron Braun with Willow Creek Capital.

Aaron Braun: Hi, good afternoon. Couple mechanical questions. One which is the -- is there a managing member of the LLC and how would that person be appointed, elected and subsequently potential change in that structure? Secondly and related, how is the managing member going to be compensated and on what parameters or targets or objectives will that be measured upon? And thirdly, on a mechanical nature as well, should someone be interested in acquiring additional units of the LLC is there any stock given to, you know, not creating a market but in terms of a central repository or even a Web site that people could communicate with one another to express interest in acquiring or disposing of the units? Thanks.

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Rick Stoddard:  Hi, Aaron. Thanks for the question. Let's see if we can keep all three of them straight. I think the mechanical ones I'm going to ask Ted Guth to answer and then we may want to come back factually with some additional issues. Ted.

Ted Guth: As some of you may know the limited liability companies allow you to have fairly flexible corporate governance approaches. And what we have tried to do is to match the Kaiser Ventures, LLC structure to that which exists for Kaiser Ventures, Inc. As a consequence, it will be managed by a five member board of managers which will be equivalent in all respects to the current board of directors of Kaiser. We will be -- in fact, it will be the same members although two members of the board will be -- will not be becoming members of the board of Kaiser Ventures, LLC because it was concluded that it made sense to have a somewhat smaller board given the somewhat reduced amount of assets involved at this point.

     The compensation for the board, the compensation for management would be unchanged by this. The current officers of Kaiser Ventures, Inc. would become the officers of Kaiser Ventures, LLC with the same responsibilities, compensation structure and the like. Subject, as Rick mentioned earlier, to staff reductions over time as assets are sold.

     Finally with respect to the transferability of the units, it is -- from a policy point of view we would like to do whatever we could to encourage and to allow that. So that from the company's point of view we'd like to maximize that. Unfortunately, a good portion of the suggests that you had, for example, setting up some sort of Web site and encouraging those types of almost trading, quasi trading, could well run afoul of the IRS limitations.

     But as I said, it is our intent to do whatever the company can do to try and facilitate the ability of stockholders to realize on their investment consistent with those rules.

Operator:  Mr. Braun, did that ask -- answer all your questions?

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Aaron Braun:  Yes.  At this point it did.

Operator:  As a reminder for the participants, it is star-one for a question.

      We'll next go to Bob Schwerin with Schwerin Boyle.

Bob Schwerin: Thanks. You commented that you bought some insurance for the environmental liabilities. How much did that cost?

Rick Stoddard: We bought a very comprehensive policy from AIG Insurance Company which covered all of the environmental liabilities and perhaps more importantly all of the potential liabilities in the asbestos area. That policy had a policy limit of $50 million and a term of 12 years. The premium on that policy was $5.8 million, two million of which was paid by the Kaiser bankruptcy estate leaving slightly less than $4 million that we paid.

Bob Schwerin: OK. That was -- sort of led into my next question about the asbestos liabilities. In some liquidations -- I realize that's not quite what you're doing here -- but in some liquidations there are -- there's the ability to -- theoretic ability to go back and grab a cash distribution.
     To your -- the best of your knowledge is there any way that if there were liabilities greater than this policy limit or, you know, some wild scheme that the owners of the LLC would have to put back some of the $10 distribution?

Rick Stoddard:  I think I'll let Ted answer the technical part of that question.
     However, for those of you who have been with us a long time you remember that was a big part of Kaiser's bankruptcy beginnings. We have structured the previously existing insurance policies that cover the asbestos and this new $50 million policy which is designed to cover all the gaps or potential gaps in that so as to absolutely minimize that possibility. And we have been very pleased to have

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     found that result. Frankly, it is a much better result that is now completed today than we would have predicted when we started the process in January.

     So that question was exactly the question that we were going after when we started the process and we believe that the insurance policy is as close to the perfect solution as we could get.

     Ted, would you like to expand on the technical legal issue or ...

Ted Guth: No, I think actually, Rick, you've expressed it very well. It's very hard to ever say never in this context because the court can do a lot of strange things at time, but I do believe that that was a concern that we were very conscious of during the structuring of this and that we are very pleased with the outcome. And it'd be hard pressed to have done better than what I think we've done in structuring it.

Bob Schwerin:  Thank you very much.

Operator:  Due to time constraints, I'd like to turn the call back to Mr.
     Stoddard for closing remarks.

Rick Stoddard: Thank you all very much for participating today. We realize there's a lot of information to digest. We look forward to getting further information out to you. As indicated, the proxy statement will be filed within about a week with the SEC and mailed to you for review after SEC review.

     Thank you once again.  Have a good.

Operator: This does conclude today's Kaiser Ventures conference call. Thank you for your participation.

                                      END